EXHIBIT 99.1.H



                         EBANK FINANCIAL SERVICES, INC.



                                     ANNEX H
                                     -------

                                       TO

                           PRIVATE OFFERING MEMORANDUM
                                       FOR
       EXCHANGE OFFER FOR SERIES A PREFERRED SHARES AND ORIGINAL WARRANTS


                  CURRENT REPORT ON FORM 8-K DATED MAY 15, 2003
                  ---------------------------------------------





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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                     ------
                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: May 15, 2003

                         EBANK FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)


           GEORGIA                 000-24043                   58-2349097
(State or other jurisdiction      (Commission                 (IRS Employer
     of incorporation)            File Number)              Identification No.)

                        2410 Paces Ferry Road, Suite 190
                              Atlanta Georgia 30339
                              (Address of Principal
                               Executive Offices)


                                 (770) 863-9225
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)


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Item 9.  Regulation FD Disclosure.

     ebank Financial Services, Inc. announced that it has commenced a private offer directed exclusively to existing holders of its 8% Series A Convertible Preferred Stock, $0.01 par value ("Series A Preferred") to exchange shares of its common stock and new warrants to purchase its common stock for all 2,410,000 issued and outstanding shares of its Series A Preferred and all of the warrants to purchase an aggregate of 1,215,000 shares of its common stock which were issued in connection with the original purchase of the Series A Preferred. The exchange offer is described in the press release attached hereto as Exhibit 99.1.


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                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     EBANK FINANCIAL SERVICES, INC.



Date: May 15, 2003                   By:    /s/ James L. Box
                                         --------------------------------
                                         James L. Box
                                         Chief Executive Officer


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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Wayne W. Byers
(770) 805-6873
wbyers@ebank.com
----------------

     EBANK FINANCIAL SERVICES, INC. LAUNCHES EXCHANGE OFFER FOR ITS 8% CONVERTIBLE PREFERRED STOCK AND WARRANTS TO PURCHASE COMMON STOCK

ATLANTA, GA, May 15, 2003 - ebank Financial Services, Inc. (OTC BB: EBDC), announced today that it has commenced a private offer directed exclusively to existing holders of its 8% Series A Convertible Preferred Stock, $0.01 par value ("Series A Preferred") to exchange shares of its common stock and new warrants to purchase its common stock for all 2,410,000 issued and outstanding shares of its Series A Preferred and all of the warrants to purchase an aggregate of 1,215,000 shares of its common stock which were issued in connection with the original purchase of the Series A Preferred (the "Original Warrants"). In accordance with the existing conversion ratio under the terms of the Series A Preferred, the exchange ratio will be one share of common stock for one share of Series A Preferred. With respect to the Original Warrants, the Company will issue to any holder tendering in the exchange New Warrants to purchase the same number of shares of common stock, but with an exercise price of $1.75 per share of common stock and a new term of three years from the effective date of the exchange. The Company will also issue shares of common stock in satisfaction of any unpaid dividends accrued through May 31, 2003 on the Series A Preferred to any holder tendering shares of Series A Preferred and Original Warrants. The Exchange Offer is not conditioned upon a minimum number of Series A Preferred and Original Warrants being tendered. However, in order to participate in the Exchange Offer, each holder must tender all of his or her shares of Series A Preferred and Original Warrants.

The exchange offer will expire at 5:00 p.m., Atlanta, Georgia time, on Friday, June 13, 2003, unless the Company extends or withdraws the exchange offer. The exchange offer is being made solely by the Offering Memorandum and the related Letter of Transmittal, dated May 15, 2003, which are being mailed to holders of shares of Series A Preferred and Original Warrants. Holders of shares of Series A Preferred and Original Warrants are urged to read the Offering Memorandum and related materials because they contain important information. The dealer manager for the exchange offer is Attkisson, Carter & Company. Questions regarding the exchange offer should be directed to Tim Terry at Attkisson, Carter & Company, at 3060 Peachtree Road, NW, Suite 1400, Atlanta, GA 30305; Telephone No.:
404.364.2057; and Facsimile No.: 404.364.2079.


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This press release shall not constitute an offer to purchase or a solicitation of acceptance of the exchange offer, which may be made only pursuant to the terms of the Offering Memorandum and related Letter of Transmittal. The exchange offer is not being made to holders in any jurisdiction where the making or acceptance of the exchange offer would violate the laws of that jurisdiction.


About ebank Financial Services, Inc.

Based in Atlanta, GA, ebank Financial Services, Inc. is a unitary thrift holding company that serves the financial needs of both retail and small business customers nationwide through its Atlanta-based banking center and the Internet. The Company's subsidiary thrift, ebank, provides a broad array of financial products and services to its small business and retail customers, including checking accounts, money markets, CDs, ATM cards, equipment leasing, home loans, commercial loans, credit cards and bill payment services. For more information, visit www.ebank.com.
      -------------

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.


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